Exhibit 99.1

Kforce Inc. 1001 East Palm Ave. Tampa, FL 33605 (NASDAQ: KFRC)
AT THE FIRM
Michael R. Blackman
Chief Corporate Development Officer
(813) 552-2927

KFORCE INC. ANNOUNCED ESTIMATED IMPACT OF NEW U.S. TAX LAW ON FOURTH QUARTER 2017 GUIDANCE

TAMPA, FL - Friday, December 29, 2017 - Kforce Inc. (NASDAQ: KFRC) today announced that it expects to record a one-time, non-cash charge in the fourth quarter of 2017 as a result of the recently enacted Tax Cuts and Jobs Act (TCJA). This charge results solely from the revaluation of our net deferred income tax assets as of December 31, 2017 and was not anticipated in our previously announced guidance of $0.41 to $0.43 per share. The negative impact to net income from the revaluation is estimated to be between $6 million to $7 million, or approximately $0.24 to $0.28 per share.
Kforce anticipates subsequent regulations and interpretations to be released associated with TCJA that will provide additional guidance on the application of the law; however, we currently estimate that Kforce’s effective income tax rate will be in the range of 25.5% to 27.5% for 2018 compared to approximately 38.0% for 2017.
About Kforce
Kforce (Nasdaq:KFRC) is a professional staffing and solutions firm providing temporary and permanent staffing solutions in the skill areas of technology and finance & accounting. Backed by nearly 2,600 associates and over 11,000 consultants on assignment, Kforce is committed to “Great People = Great Results” for our valued clients and consultants. Kforce operates with 60 offices located throughout the United States. For more information, please visit our website at http://www.kforce.com.
Certain of the above statements contained in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Factors that could cause actual results to differ materially include the following: business conditions and growth in the staffing industry and general economy; competitive factors, risks due to shifts in the market demand, including, without limitation, shifts in demand for our Technology, Finance and Accounting and Government Solutions segments, as well as the market for search and flexible staffing assignments; changes in the service mix; ability of the Firm to repurchase shares; ability of the Firm to complete and integrate acquisitions; the effect of adverse weather conditions, and the risk factors listed from time to time in the Firm’s reports filed with the Securities and Exchange Commission, including the Firm’s Form 10-K for the fiscal year ending December 31, 2016 as well as assumptions regarding the foregoing. In particular, there can be no assurance that we will continue to increase our market share, successfully manage risks to our revenue stream, successfully put into place the people and processes that will create future success or further accelerate our revenue. The words “should,” “believe,” “estimate,” “expect,” “intend,” “anticipate,” “foresee,” “plan” and similar expressions and variations thereof contained in this press release identify certain of such forward-looking statements, which speak only as of the date of this press release. The Firm undertakes no obligation to publicly update or revise any forward-looking statements. As a result, such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements.